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                                                                   Exhibit 10.57
                     Initial Offer Date: September 07, 2007

AMARESH BASU, PH.D.
15213 CALLE JUANITO
SAN DIEGO, CA  92129

Dear: Amaresh

On behalf of MicroIslet, Inc., a Nevada corporation ("MicroIslet") I am pleased to present you with this employment offer under the following terms and conditions:

Title:                     Vice-President of Research & Development

Start Date:                October 01, 2007 ("Start Date")

Salary: Semi-monthly salary of $6,250.00, paid in accordance with our standard payroll practices, and subject to withholding as required by law. You will be classified as a Regular Full-Time Employee as defined in our Employee Handbook.

Benefits:                  You will be eligible to participate in any benefit
                           plans offered to the employees of MicroIslet, including medical and dental insurance for you and your family. Premiums for medical and dental insurance for you (and your dependents) are currently covered at 100%.

                           MicroIslet observes eleven paid holidays per calendar year. Our Paid Time Off ("PTO") policy is a combination of vacation, personal, and sick days. PTO hours will be accrued per pay period at the rate of no less than fifteen (15) days of PTO per year.

                           A 401k package is available with multiple investment
options.

                           All of the above benefits are subject to change from
time to time.

Position Description:      In this position, you will report to the Chief
                           Executive Officer. You will be responsible to lead the overall Research & Development function of the Company in these areas: regulatory filings, assay development, islet isolation and purification, process development, and preclinical development. You will be responsible for building, leading and mentoring the development team to meet the various stages of the development cycles, to develop strategies and management of development projects, to evaluate external technologies for potential acquisition, to oversee the Research & Development program's budgeting and planning activities, while participating in partnership interactions and other business development activities when requested. In addition you will be responsible for identifying and establishing a network of development capabilities, resources, tools, processes and methods to maximize the Company's success rate and to provide development presentations to MicroIslet Executive Management,
                           Board of Directors, Scientific Advisors, and
                           Partners. Our duties are subject to change at the discretion of MicroIslet management from time to time.

Nature of Employment:      Your employment with MicroIslet will not be for any
                           specific term and may be terminated by you or by MicroIslet at any time, with or without cause and with or without notice. Any contrary representations or agreements, either express or implied, which may have been made to you, are superseded by this offer.
                           The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and MicroIslet concerning the duration of your employment and the circumstances under which either you or MicroIslet may terminate the employment relationship. No person affiliated with MicroIslet has the authority to enter into any oral agreement that changes the at will status of employment with MicroIslet. The at will term of your

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                           employment can only be changed in a writing signed by
                           you and by the Chief Executive Officer (CEO) or Chief Financial Officer (CFO) of MicroIslet, and the writing must expressly state the parties' intention to modify the at will term of your employment. By signing below and accepting this offer, you acknowledge and agree that the length of your employment, promotions, performance reviews, pay adjustments, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at will term of your employment with MicroIslet, and will not create any implied contract requiring cause for termination of employment. YOUR STOCK OPTION GRANT DOES NOT CREATE ANY IMPLIED PROMISE THAT YOU WILL BE EMPLOYED FOR ANY SPECIFIC DURATION.

Stock Options:             Subject to approval of our Compensation Committee,
                           you will be granted a stock option to purchase shares of common stock as soon as practicable after your Start Date. The option will have an exercise price equal to the fair market value of our common stock on the date of grant, and will include all the terms as defined in the Company's 2005 Equity Incentive Plan
                           The option will vest over three years, with the first vesting date being six months after the grant date, and the balance vesting monthly until the third anniversary of the grant date.

Employment                 Policies: Additional terms of your employment may be
                           set forth in MicroIslet's Employment Policies, as adopted or revised from time to time.

Inventions:                You will be required to sign the attached Proprietary
                           Information and Inventions Agreement ("Inventions
                           Agreement").

References:                The offer in this letter is subject to satisfactory
                           reference and background checks, to be completed by MicroIslet within ten (10) days after execution of this letter by you.

Arbitration:               You will be required to sign a Mutual Agreement to
                           Arbitrate ("Arbitration Agreement").

This letter, the Inventions Agreement, and the Arbitration Agreement constitute the entire agreement between you and MicroIslet regarding your employment. All prior or contemporaneous agreements, promises, communications and/or understandings between you and MicroIslet, whether written or oral are superseded by this letter, the Inventions Agreement and the Arbitration Agreement. These agreements may be modified or changed only by a written agreement signed by the CEO or CFO of MicroIslet, and the writing must expressly state the parties' intention to modify an agreement by referring to such agreement by name and date.

If you agree to the terms of your new employment, please sign this offer in the space provided below signifying that you have read and accept the terms herein. We look forward to your joining this great team as we pursue the goal of curing Diabetes.

Sincerely,

/s/ Michael J. Andrews
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Michael J. Andrews
Chief Executive Officer


Agreed and accepted this 8th day of October, 2007


/s/ Amaresh Basu, Ph.D.
-----------------------
Amaresh Basu, Ph.D.